Exhibit 16.1

July 18, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Cheche Group Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Form 6-K of Cheche Group Inc. dated for the month of July 2025. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

Attachment

Change in Registrant’s Certifying Accountant

On July 18, 2025, Cheche Group Inc. (the “Company”), upon the approval and ratification of the board of directors of the Company (the “Board”) and the audit committee of the Board (the “Audit Committee”), dismissed PricewaterhouseCoopers Zhong Tian LLP (“PwC ZT”), as its independent registered public accounting firm of the Company, effective on July 18, 2025, and appointed Marcum Asia CPAs LLP (“Marcum Asia”) to serve as its independent registered public accounting firm, effective on July 18, 2025, for the year ending December 31, 2025.

PwC ZT’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the Company’s fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through July 18, 2025, there were no disagreements, as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions, between the Company and PwC ZT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC ZT, would have caused PwC ZT to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such years.

In addition, during the fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through July 18, 2025, there were no “reportable events,” as defined in Item 16F(a)(1)(v)(A) through(D) of Form 20-F, except for the material weaknesses related to the Company’s internal control over financial reporting, including (i) lack of sufficient accounting and financial reporting personnel with requisite knowledge of and experience in the application of U.S. GAAP related to accounting treatment for certain equity transactions, leases and expected credit losses of receivables, and (ii) lack of formal financial closing policies and effective control over the periodic financial closing procedures and the preparation and review of the consolidated financial statements, which resulted in adjustments related to revenue, cost of sales, expenses cut-off and disclosures to the financial statements for the fiscal years ended December 31, 2024 and 2023. These material weaknesses have been discussed between the Audit Committee of the Company and PwC ZT. The Company has authorized PwC ZT to respond fully to the inquiries of Marcum Asia concerning the subject matter of these material weaknesses.

The Company provided PwC ZT with a copy of the disclosures made in this Report on Form 6-K and requested that PwC ZT furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements made herein. A copy of PwC ZT’s letter, dated July 18, 2025, is filed as Exhibit 16.1 to this Form 6-K.

During the Company’s fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through July 18, 2025, neither the Company, nor anyone on behalf of the Company, has consulted Marcum Asia regarding either (i) the applicable of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that Marcum Asia concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement, as defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto), or a “reportable events” as that term is described in Item 16F(a)(1)(v)(A) through (D) of Form 20-F other than the material weaknesses to the Company’s internal control over financial reporting discussed above. Marcum Asia is aware of the material weaknesses described above and understands it is a reportable event.

The Company intends to use this Form 6-K and the accompanying exhibit to satisfy its reporting obligations under Item 16F of its Form 20-F for the year ending December 31, 2025 to the extent provided in and permitted by Paragraph 2 of the Instructions to Item 16F of Form 20-F and plans to incorporate Exhibit 16.1 by reference into such Form 20-F to the extent necessary to satisfy such reporting obligations.

The foregoing shall be deemed to be incorporated by reference into the registration statements on Form F-3 (File Nos.: 333-287000 and 333-274806) and Form S-8 (File No. 333-275739) of the Company, filed with the U.S. Securities and Exchange Commission, and to be a part thereof from the date on which this report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.